Exhibit 5.1

1775 I Street, N.W. Washington, DC 20006-2401 +1 202 261 3300 Main +1 202 261 3333 Fax www.dechert.com

September 17, 2009

MediciNova, Inc.

4350 La Jolla Village Drive

Suite 950

San Diego, California 92122

Re:	Form S-4 Registration Statement

Ladies and Gentlemen:

We have acted as counsel to MediciNova, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-4 (the “Registration Statement”) originally filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration under the Securities Act of up to (1) $37.8 million aggregate principal amount of Floating Rate Secured Convertible Notes due 2011 (the “Convertible Notes”) issuable pursuant to an Agreement and Plan of Merger dated as of August 20, 2009 (the “Merger Agreement”), by and among the Company, Absolute Merger, Inc., a Delaware corporation and a wholly owned subsidiary of the Company, and Avigen, Inc., a Delaware corporation (“Avigen”), and an indenture (the “Indenture”) to be executed by and between the Company and American Stock Transfer & Trust Company, LLC, trustee (the “Trustee”), and (2) an aggregate of 5,558,823 shares of the Company’s common stock, par value $0.001 (the “Shares”), issuable upon conversion of the Convertible Notes. This opinion letter is being furnished to the Company in accordance with the requirements of Item 601(b)(5) promulgated under Regulation S-K of the Securities Act, and no opinion is expressed herein as to any matter other than as to the validity of the Convertible Notes and the Shares.

In rendering the opinions expressed below, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below, including the following documents:

(i)	the Registration Statement;

(ii)	the Merger Agreement, filed as Exhibit 2.1 to the Registration Statement;

(iii)	the form of Indenture, filed as Exhibit 4.4 to the Registration Statement;

(iv)	the form of certificate evidencing the Convertible Notes, filed as Exhibit 4.5 to the Registration Statement;

(v)	the form of certificate evidencing the Shares, filed as Exhibit 4.1 to the Registration Statement;

(vi)	the Restated Certificate of Incorporation of the Company dated February 4, 2005, as amended through the date hereof, filed as Exhibit 3.1 to the Registration Statement;

(vii)	the Amended and Restated Bylaws of the Company, filed as Exhibit 3.2 to the Registration Statement;

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(viii)	a certificate of good standing with respect to the Company issued by the Secretary of State of the State of Delaware dated September 16, 2009; and

(ix)	resolutions of the board of directors of the Company relating to, among other things, (a) the authorization and approval of the preparation and filing of the Registration Statement and (b) the authorization and issuance of the Convertible Notes and the Shares.

As to the facts upon which this opinion is based, we have relied, to the extent we deem proper, upon certificates of public officials and certificates and written statements of officers, directors, employees and representatives of the Company.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents, and the conformity to original documents of all documents submitted to us as copies. In addition, we have assumed (i) the legal capacity of natural persons and the legal power and authority of all persons signing on behalf of the parties to all documents (other than the Company) who are signatories to the documents examined by us, (ii) the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the legal power and authority to enter into and perform its obligations under the Indenture and the Convertible Notes, (iii) the Indenture and the Convertible Notes will have been duly authorized, executed and delivered by the Trustee and will constitute the legal, valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with the terms of the Indenture, (iv) the Convertible Notes will conform to the specimens thereof examined by us, (v) the Indenture will have been qualified under the Trust Indenture Act of 1939, as amended, (vi) that, upon issuance of any Shares upon conversion of the Convertible Notes, the total number of shares of common stock issued and outstanding will not exceed the total number of shares of common stock that the Company is then authorized to issue under its Restated Certificate of Incorporation, (vii) that the stockholders of Avigen will have adopted the Merger Agreement and that the stockholders of the Company will have adopted the Merger Agreement and approved the issuance of the Convertible Notes, (viii) the transactions contemplated by the Merger Agreement upon which the issuance of the Convertible Notes is predicated (other than the issuance of the Convertible Notes) will be consummated in accordance with the Merger Agreement and (ix) that the Registration Statement will have been declared effective by the Commission.

The opinions expressed herein are limited to the laws of the State of New York and the General Corporation Law of the State of Delaware. We are not members of the bar of the State of Delaware, nor do we purport to be experts in the laws of the State of Delaware.

On the basis of the foregoing and subject to the assumptions, qualifications and limitations set forth in this letter, we are of the opinion that:

1.	The Convertible Notes have been duly authorized by all necessary corporate action of the Company and, when the Convertible Notes have been duly executed by the Company and authenticated by the Trustee in accordance with the provisions of the Indenture and upon issuance, delivery and payment therefor in the manner contemplated by the Merger Agreement, the Indenture and the Registration Statement, the Convertible Notes will be the legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

2.	The Shares have been duly authorized and reserved for issuance by the Company and, when and if issued and delivered upon conversion of the Convertible Notes in accordance with the Indenture and the terms thereof and countersigned by the transfer agent, will be validly issued, fully paid and nonassessable.

Our opinions expressed herein are subject to, and qualified and limited by, (i) applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium, or similar laws now or hereafter in effect affecting

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the enforcement of creditors’ rights or debtors’ obligations generally and (ii) general principles of equity (whether considered in a proceeding at law or in equity) and the discretion of the court or other body before which any proceeding therefor may be brought.

This opinion letter has been prepared for your use solely in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effectiveness of the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus which forms a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dechert LLP

Dechert LLP